Exhibit 99.1
Essential Properties Announces First Quarter 2023 Results
- First Quarter Net Income per Share of $0.29 and AFFO per Share of $0.40 -
- Closed Investments of $207.1 million at a 7.6% Weighted Average Cash Cap Rate -
- Updates Range for 2023 AFFO Guidance to $1.60 to $1.64 per Share -
April 26, 2023
PRINCETON, N.J.--(BUSINESS WIRE)--Essential Properties Realty Trust, Inc. (NYSE: EPRT; “Essential Properties” or the “Company”) today announced operating results for the three months ended March 31, 2023.
First Quarter 2023 Financial and Operating Highlights:

Operating Results (compared to First Quarter 2022):
•Investments (57 properties)	$ Invested	$207.1 million
	Weighted Avg Cash Cap Rate	7.6%
•Dispositions (17 properties)	Net Proceeds	$37.2 million
	Weighted Avg Cash Cap Rate	6.1%
•Net Income per Share	Increased by 38%	$0.29
•Funds from Operations ("FFO") per Share	Increased by 10%	$0.43
•Core Funds from Operations ("Core FFO") per Share	Increased by 5%	$0.42
•Adjusted Funds from Operations ("AFFO") per Share	Increased by 5%	$0.40
Equity Activity:
•Equity Raised (Gross) - Follow-On Offering (February 22, 2023)	$24.60/share	$217.8 million
•Equity Raised (Gross) - ATM Program(1)	$24.12/share	$20.7 million
Highlights Subsequent to First Quarter 2023:

•Investments (2 properties)	$ Invested	$7.8 million
•Dispositions (2 properties)	$ Gross Proceeds	$3.2 million
•Proceeds from Early Loan Repayments (1 property)	($ Principal and Prepayment Penalties)	$1.1 million
CEO Comments
Commenting on the first quarter 2023 results, the Company's President and Chief Executive Officer, Pete Mavoides, said, “We had a great quarter, highlighted by $207 million of investments at a weighted average cash cap rate of 7.6%, a weighted average lease term of 19 years and average annual rent escalations of 2.0%.” Mr. Mavoides continued, “The first quarter was also a great quarter of performance from a portfolio perspective, with occupancy remaining strong at 99.8%, same-store rent growth remaining at 1.6% and average unit level rent coverage at 3.9x. These results are strong indicators of the stability of our middle market tenancy and the overall health of our portfolio.” Mr. Mavoides concluded by saying, “Supported by our strong liquidity position, conservative balance sheet and a robust second quarter investment pipeline, we are refining our 2023 AFFO per share guidance range to $1.60 to $1.64.”

Portfolio Highlights
The Company’s investment portfolio as of March 31, 2023 is summarized as follows:

Number of properties	1,688
Weighted average lease term (WALT)	13.9 years
Weighted average rent coverage ratio	3.9x
Number of tenants	348
Number of states	48
Number of industries	16
Weighted average occupancy	99.8%
Total square feet of rentable space	16,516,776
Cash ABR - service-oriented or experience-based	92.8%
Cash ABR - properties subject to master lease	65.9%
Portfolio Update
Investments
The Company’s investment activity during the three months ended March 31, 2023 is summarized as follows:

Quarter Ended March 31, 2023
Investments:
Investment volume	$207.1 million
Number of transactions	24
Property count	57
Weighted average cash / GAAP cap rate	7.6%/9.0%
Weighted average lease escalation	2.0%
% Subject to master lease	86%
% Sale-leaseback transactions	100%
% Existing relationship	94%
% Required financial reporting (tenant/guarantor)	100%
WALT	19.0 years
Dispositions
The Company’s disposition activity during the three months ended March 31, 2023 is summarized as follows:

Quarter Ended March 31, 2023
Dispositions:
Net proceeds	$37.2 million
Number of properties sold	17
Net gain / (loss)	$4.9 million
Weighted average cash cap rate (excluding vacant properties and sales subject to a tenant purchase option )	6.1%

Loan Repayments
Loan repayments to the Company during the three months ended March 31, 2023 are summarized as follows:

Quarter Ended March 31, 2023
Loan Repayments:
Proceeds—Principal	$11.1 million
Proceeds—Prepayment penalties	$0.2 million
Number of properties	4
Weighted average cash cap rate	7.1%
Leverage and Balance Sheet and Liquidity
The Company's leverage, balance sheet and liquidity are summarized in the following table.

	March 31, 2023	Pro Forma March 31, 2023
Leverage:
Net debt to Annualized Adjusted EBITDAre	4.4x	4.1x

Balance Sheet and Liquidity:
Cash and cash equivalents and restricted cash	$71.0 million	$174.6 million
Unused revolving credit facility capacity	$600.0 million	$600.0 million
Forward equity sales - unsettled	$103.6 million	—
Total available liquidity	$774.6 million	$774.6 million

ATM Program:
2022 ATM Program initial availability	$500.0 million
Aggregate gross sales under the 2022 ATM Program	$96.1 million
Availability remaining under the 2022 ATM Program	$403.9 million
Average price per share of gross sales since inception in May 2022	$22.51
Guidance
2023 Guidance
The Company is updating its range for expected 2023 AFFO per share on a fully diluted basis to $1.60 to $1.64 from its previously announced range of $1.58 to 1.64.
Note: The Company does not provide guidance for the most comparable GAAP financial measure, net income, or a reconciliation of the forward-looking non-GAAP financial measure of AFFO to net income computed in accordance with GAAP, because it is unable to reasonably predict, without unreasonable efforts, certain items that would be contained in the GAAP measure, including items that are not indicative of the Company's ongoing operations, such as, without limitation, potential impairments of real estate assets, net gain/loss on dispositions of real estate assets, changes in allowance for credit losses and stock-based compensation expense. These items are uncertain, depend on various factors, and could have a material impact on the Company's GAAP results for the guidance periods.
Dividend Information
As previously announced, on March 7, 2023, Essential Properties' board of directors declared a cash dividend of $0.275 per share of common stock for the quarter ended March 31, 2023. The dividend was paid on April 14, 2023 to stockholders of record as of the close of business on March 31, 2023.

Conference Call Information
In conjunction with the release of Essential Properties’ operating results, the Company will host a conference call on Thursday, April 27, 2023 at 10:00 a.m. EDT to discuss the results. To access the conference, dial 866-652-5200 (International: 412-317-6060). A live webcast will also be available in listen-only mode by clicking on the webcast link in the Investor Relations section at www.essentialproperties.com.
A telephone replay of the conference call can also be accessed by calling 844-512-2921 (International: 412-317-6671) and entering the access code: 10177646. The telephone replay will be available through May 11, 2023.
A replay of the conference call webcast will be available on our website approximately two hours after the conclusion of the live broadcast. The webcast replay will be available for 90 days. No access code is required for this replay.
Supplemental Materials
The Company’s Supplemental Operating & Financial Data—First Quarter Ended March 31, 2023 is available on Essential Properties’ website at investors.essentialproperties.com.
About Essential Properties Realty Trust, Inc.
Essential Properties Realty Trust, Inc. is an internally managed REIT that acquires, owns and manages primarily single- tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of March 31, 2023, the Company’s portfolio consisted of 1,688 freestanding net lease properties with a weighted average lease term of 13.9 years and a weighted average rent coverage ratio of 3.9x. In addition, as of March 31, 2023, the Company’s portfolio was 99.8% leased to 348 tenants operating 556 different concepts in 16 industries across 48 states.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. When used in this press release, the words “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately” or “plan,” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and the Company may not be able to realize them. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law. In light of these risks and uncertainties, the forward-looking events discussed in this press release might not occur as described, or at all.
Additional information concerning factors that could cause actual results to differ materially from these forward-looking statements is contained in the company’s Securities and Exchange Commission (the "Commission”) filings, including, but not limited to, the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Copies of each filing may be obtained from the Company or the Commission. Such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release.
The results reported in this press release are preliminary and not final. There can be no assurance that these results will not vary from the final results reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 that it will file with the Commission.

Non-GAAP Financial Measures and Certain Definitions
The Company’s reported results are presented in accordance with GAAP. The Company also discloses the following non-GAAP financial measures: FFO, Core FFO, AFFO, earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA further adjusted to exclude gains (or losses) on sales of depreciable property and real estate impairment losses (“EBITDAre”), adjusted EBITDAre, annualized adjusted EBITDAre, net debt, net operating income (“NOI”) and cash NOI (“Cash NOI”). The Company believes these non-GAAP financial measures are industry measures used by analysts and investors to compare the operating performance of REITs.
FFO, Core FFO and AFFO
The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"). NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), including the pro rata share of such adjustments of unconsolidated subsidiaries. FFO is used by management, and may be useful to investors and analysts, to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains and losses on sales (which are dependent on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions).
The Company computes Core FFO by adjusting FFO, as defined by NAREIT, to exclude certain GAAP income and expense amounts that it believes are infrequent and unusual in nature and/or not related to its core real estate operations. Exclusion of these items from similar FFO-type metrics is common within the equity REIT industry, and management believes that presentation of Core FFO provides investors with a metric to assist in their evaluation of our operating performance across multiple periods and in comparison to the operating performance of our peers, because it removes the effect of unusual items that are not expected to impact our operating performance on an ongoing basis.
Core FFO is used by management in evaluating the performance of our core business operations. Items included in calculating FFO that may be excluded in calculating Core FFO include certain transaction related gains, losses, income or expense or other non-core amounts as they occur.
To derive AFFO, the Company modifies its computation of Core FFO to include other adjustments to GAAP net income related to certain items that it believes are not indicative of the Company’s operating performance, including straight-line rental revenue, non-cash interest expense, non-cash compensation expense, other amortization expense, other non-cash charges and capitalized interest expense. Such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. The Company believes that AFFO is an additional useful supplemental measure for investors to consider when assessing the Company’s operating performance without the distortions created by non-cash items and certain other revenues and expenses.
FFO, Core FFO and AFFO do not include all items of revenue and expense included in net income, they do not represent cash generated from operating activities and they are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operations as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures. Additionally, our computation of FFO, Core FFO and AFFO may differ from the methodology for calculating these metrics used by other equity REITs and, therefore, may not be comparable to similarly titled measures reported by other equity REITs.
EBITDA and EBITDAre
The Company computes EBITDA as earnings before interest, income taxes and depreciation and amortization. In 2017, NAREIT issued a white paper recommending that companies that report EBITDA also report EBITDAre. The Company computes EBITDAre in accordance with the definition adopted by NAREIT. NAREIT defines EBITDAre as EBITDA (as defined above) excluding gains (or losses) from the sales of depreciable property and real estate impairment losses. The Company presents EBITDA and EBITDAre as they are measures commonly used in its industry and the Company believes that these measures are useful to investors and analysts because they provide supplemental information concerning its operating performance, exclusive of certain non-cash items and other costs. The Company uses EBITDA and EBITDAre as measures of its operating performance and not as measures of liquidity.
EBITDA and EBITDAre do not include all items of revenue and expense included in net income, they do not represent cash generated from operating activities and they are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operations as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures. Additionally, the Company’s computation of EBITDA and EBITDAre may differ from the methodology for calculating these metrics used by other equity REITs and, therefore, may not be comparable to similarly titled measures reported by other equity REITs.
Net Debt
The Company calculates its net debt as its gross debt (defined as total debt plus net deferred financing costs on its secured borrowings) less cash and cash equivalents and restricted cash available for future investment. The Company believes excluding cash and cash equivalents and restricted cash available for future investment from gross debt, all of which could be used to repay debt, provides an estimate of the net contractual amount of borrowed capital to be repaid, which it believes is a beneficial disclosure to investors and analysts.
NOI and Cash NOI
The Company computes NOI as total revenues less property expenses. NOI excludes all other items of expense and income included in the financial statements in calculating net income or loss. Cash NOI further excludes non-cash items included in total revenues and property expenses, such as straight-line rental revenue and other amortization and non-cash charges. The Company believes NOI and Cash NOI provide useful information because they reflect only those revenue and expense items that are incurred at the property level and present such items on an unlevered basis.
NOI and Cash NOI are not measures of financial performance under GAAP. You should not consider the Company’s NOI and Cash NOI as alternatives to net income or cash flows from operating activities determined in accordance with GAAP. Additionally, the Company’s computation of NOI and Cash NOI may differ from the methodology for calculating these metrics used by other equity REITs and, therefore, may not be comparable to similarly titled measures reported by other equity REITs.
Adjusted EBITDAre / Adjusted NOI / Adjusted Cash NOI
The Company further adjusts EBITDAre, NOI and Cash NOI i) based on an estimate calculated as if all investment and disposition activity that took place during the quarter had occurred on the first day of the quarter, ii) to exclude certain GAAP income and expense amounts that the Company believes are infrequent and unusual in nature and iii) to eliminate the impact of lease termination or loan prepayment fees and contingent rental revenue from its tenants which is subject to sales thresholds specified in the lease. The Company then annualizes these estimates for the current quarter by multiplying them by four, which it believes provides a meaningful estimate of the Company’s current run rate for all investments as of the end of the current quarter. You should not unduly rely on these measures, as they are based on assumptions and estimates that may prove to be inaccurate. The Company’s actual reported EBITDAre, NOI and Cash NOI for future periods may be significantly less than these estimates of current run rates.
Cash ABR
Cash ABR means annualized contractually specified cash base rent in effect as of the end of the current quarter for all of the Company’s leases (including those accounted for as direct financing leases) commenced as of that date and annualized cash interest on its mortgage loans receivable as of that date.
Cash Cap Rate
Cash Cap Rate means annualized contractually specified cash base rent for the first full month after investment or disposition divided by the purchase or sale price, as applicable, for the property.

GAAP Cap Rate
GAAP Cap Rate means annualized rental income computed in accordance with GAAP for the first full month after investment divided by the purchase price, as applicable, for the property.
Rent Coverage Ratio
Rent coverage ratio means the ratio of tenant-reported or, when unavailable, management’s estimate based on tenant-reported financial information, annual EBITDA and cash rent attributable to the leased property (or properties, in the case of a master lease) to the annualized base rental obligation as of a specified date.

Essential Properties Realty Trust, Inc.
Consolidated Statements of Operations

	Three months ended March 31,
(in thousands, except share and per share data)	2023	2022
	(unaudited)	(unaudited)
Revenues:
Rental revenue[1,2]	$78,172	$66,112
Interest on loans and direct financing lease receivables	4,446	3,822
Other revenue	1,069	187
Total revenues	83,687	70,121

Expenses:
General and administrative	8,583	8,063
Property expenses[3]	843	1,009
Depreciation and amortization	23,824	20,313
Provision for impairment of real estate	677	3,935
Change in provision for credit losses	(30)	60
Total expenses	33,897	33,380
Other operating income:
Gain on dispositions of real estate, net	4,914	1,658
Income from operations	54,704	38,399
Other (expense)/income:
Loss on debt extinguishment[4]	—	(2,138)
Interest expense	(12,133)	(9,160)
Interest income	638	18
Income before income tax expense	43,209	27,119
Income tax expense	153	301
Net income	43,056	26,818
Net income attributable to non-controlling interests	(160)	(119)
Net income attributable to stockholders	$42,896	$26,699

Basic weighted-average shares outstanding	144,406,044	126,839,258
Basic net income per share	$0.30	$0.21

Diluted weighted-average shares outstanding	146,000,007	127,923,499
Diluted net income per share	$0.29	$0.21
1.Includes contingent rent (based on a percentage of the tenant's gross sales at the leased property) of $176 and $156 for the three months ended March 31, 2023 and 2022, respectively.
2.Includes reimbursable income from the Company’s tenants of $591 and $553 for the three months ended March 31, 2023 and 2022, respectively.
3.Includes reimbursable expenses from the Company’s tenants of $591 and $554 for the three months ended March 31, 2023 and 2022, respectively.
4.During the three months ended March 31, 2022, includes debt extinguishment costs associated with the Company's restructuring of its credit and term loan facilities.

Essential Properties Realty Trust, Inc.
Consolidated Balance Sheets

(in thousands, expect share and per share amounts)	March 31, 2023	December 31, 2022
	(Unaudited)	(Audited)
ASSETS
Investments:
Real estate investments, at cost:
Land and improvements	$1,274,398	$1,228,687
Building and improvements	2,554,139	2,440,630
Lease incentive	18,191	18,352
Construction in progress	42,777	34,537
Intangible lease assets	87,851	88,364
Total real estate investments, at cost	3,977,356	3,810,570
Less: accumulated depreciation and amortization	(297,362)	(276,307)
Total real estate investments, net	3,679,994	3,534,263
Loans and direct financing lease receivables, net	231,731	240,035
Real estate investments held for sale, net	5,398	4,780
Net investments	3,917,123	3,779,078
Cash and cash equivalents	70,958	62,345
Restricted cash	—	9,155
Straight-line rent receivable, net	85,425	78,587
Derivative assets	36,640	47,877
Rent receivables, prepaid expenses and other assets, net	26,201	22,991
Total assets	$4,136,347	$4,000,033

LIABILITIES AND EQUITY
Unsecured term loans, net of deferred financing costs	$1,025,773	$1,025,492
Senior unsecured notes, net	395,426	395,286
Revolving credit facility	—	—
Intangible lease liabilities, net	11,536	11,551
Dividend payable	41,183	39,398
Derivative liabilities	6,024	2,274
Accrued liabilities and other payables	25,778	29,261
Total liabilities	1,505,720	1,503,262
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; 150,000,000 authorized; none issued and outstanding as of March 31, 2023 and December 31, 2022	—	—
Common stock, $0.01 par value; 500,000,000 authorized; 148,838,117 and 142,379,655 issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	1,488	1,424
Additional paid-in capital	2,712,797	2,563,305
Distributions in excess of cumulative earnings	(118,066)	(117,187)
Accumulated other comprehensive loss	25,982	40,719
Total stockholders' equity	2,622,201	2,488,261
Non-controlling interests	8,426	8,510
Total equity	2,630,627	2,496,771
Total liabilities and equity	$4,136,347	$4,000,033

Essential Properties Realty Trust, Inc.
Reconciliation of Non-GAAP Financial Measures

	Three months ended March 31,
(unaudited, in thousands except per share amounts)	2023	2022
Net income	$43,056	$26,818
Depreciation and amortization of real estate	23,799	20,287
Provision for impairment of real estate	677	3,935
Gain on dispositions of real estate, net	(4,914)	(1,658)
Funds from Operations	62,618	49,382
Non-core (income) expenses[1]	(876)	2,138
Core Funds from Operations	61,742	51,520
Adjustments:
Straight-line rental revenue, net	(6,838)	(6,265)
Non-cash interest expense	819	661
Non-cash compensation expense	2,721	2,836
Other amortization expense	281	194
Other non-cash charges	(35)	56
Capitalized interest expense	(432)	(66)
Adjusted Funds from Operations	$58,258	$48,936

Net income per share[2]:
Basic	$0.30	$0.21
Diluted	$0.29	$0.21
FFO per share[2]:
Basic	$0.43	$0.39
Diluted	$0.43	$0.39
Core FFO per share[2]:
Basic	$0.43	$0.40
Diluted	$0.42	$0.40
AFFO per share[2]:
Basic	$0.40	$0.38
Diluted	$0.40	$0.38
1.During the three months ended March 31, 2023, includes $0.9 million of insurance recovery income related to two properties and, during the three months ended March 31, 2022, includes debt extinguishment costs associated with the Company's restructuring of its credit and term loan facilities.
2.Calculations exclude $101 and $90 from the numerator for the three months ended March 31, 2023 and 2022, respectively, related to dividends paid on unvested restricted stock units.

Essential Properties Realty Trust, Inc.
Reconciliation of Non-GAAP Financial Measures

(in thousands)	Three months ended March 31, 2023
Net income	$43,056
Depreciation and amortization	23,824
Interest expense	12,133
Interest income	(638)
Income tax expense	153
EBITDA	78,528
Provision for impairment of real estate	677
Gain on dispositions of real estate, net	(4,914)
EBITDAre	74,291
Adjustment for current quarter re-leasing, acquisition and disposition activity[1]	3,370
Adjustment to exclude other non-core or non-recurring activity[2]	(328)
Adjustment to exclude termination/prepayment fees and certain percentage rent[3]	(371)
Adjusted EBITDAre - Current Estimated Run Rate	76,962
General and administrative expense	8,005
Adjusted net operating income ("NOI")	84,967
Straight-line rental revenue, net[1]	(8,016)
Other amortization expense	281
Adjusted Cash NOI	$77,232

Annualized EBITDAre	$297,164
Annualized Adjusted EBITDAre	$307,848
Annualized Adjusted NOI	$339,868
Annualized Adjusted Cash NOI	$308,928
1.Adjustment is made to reflect EBITDAre, NOI and Cash NOI as if all re-leasing activity, investments in and dispositions of real estate and loan repayments completed during the three months ended March 31, 2023 had occurred on January 1, 2023.
2.Adjustment is made to i) exclude non-core income and expense adjustments made in computing Core FFO, ii) exclude changes in our provision for credit losses and iii) eliminate the impact of seasonal fluctuation in certain non-cash compensation expense recorded in the period.
3.Adjustment excludes lease termination or loan prepayment fees and contingent rent (based on a percentage of the tenant's gross sales at the leased property) where payment is subject to exceeding a sales threshold specified in the lease, if any.

Essential Properties Realty Trust, Inc.
Reconciliation of Non-GAAP Financial Measures

(dollars in thousands, except share and per share amounts)	March 31, 2023	Rate	Wtd. Avg. Maturity

Unsecured debt:
April 2024 term loan[1]	$200,000	2.9%	1.0 years
February 2027 term loan[1]	430,000	2.4%	3.9 years
January 2028 term loan[1,2]	400,000	4.6%	4.8 years
Senior unsecured notes due July 2031	400,000	3.1%	8.3 years
Revolving credit facility[2]	—	—%	2.9 years
Total unsecured debt	1,430,000	3.3%	5.0 years
Gross debt	1,430,000
Less: cash & cash equivalents	(70,958)
Less: restricted cash available for future investment	—
Net debt	1,359,042

Equity:
Preferred stock	—
Common stock & OP units (149,391,964 shares @ $24.85/share as of 3/31/23)[3]	3,712,390
Total equity	3,712,390
Total enterprise value ("TEV")	$5,071,432

Pro forma adjustments to Net Debt and TEV:[4]
Net debt	$1,359,042
Less: cash received — unsettled forward equity	(103,605)
Pro forma net debt	1,255,437
Total equity	3,712,390
Common stock — unsettled forward equity (4,421,401 shares @ $24.85/share as of 3/31/23)	109,872
Pro forma TEV	$5,077,699

Gross Debt / Undepreciated Gross Assets	32.3%
Net Debt / TEV	26.8%
Net Debt / Annualized Adjusted EBITDAre	4.4x

Pro Forma Gross Debt / Undepreciated Gross Assets	31.5%
Pro Forma Net Debt / Pro Forma TEV	24.7%
Pro Forma Net Debt / Annualized Adjusted EBITDAre	4.1x
1.Rates presented for the Company's term loans are fixed at the stated rates after giving effect to its interest rate swaps, applicable margin of 85bps and SOFR premium of 10bps.
2.The Company's revolving credit facility provides a maximum aggregate initial original principal amount of up to $600 million and includes an accordion feature to increase, subject to certain conditions, the maximum availability of the facility by up to $600 million. Borrowings bear interest at Term SOFR plus applicable margin of 77.5bps and SOFR premium of 10bps.
3.Common equity & units as of March 31, 2023, based on 148,838,117 common shares outstanding (including unvested restricted share awards) and 553,847 OP units held by non-controlling interests.
4.Pro forma adjustments have been made to reflect 4,421,401 shares sold on a forward basis in the Company's February 2023 follow-on equity offering as if they had been physically settled for cash on March 31, 2023.

Investor/Media:
Essential Properties Realty Trust, Inc.
Mark E. Patten, Chief Financial Officer
609-436-0619
info@essentialproperties.com
Source: Essential Properties Realty Trust, Inc.